Exhibit 4.17

EQUITY TRANSFER AGREEMENT

Transferor: Ye Linhui

Transferee: Wenzhou Lilong Logistics Service Co., Ltd.

After friendly negotiations between the transferor and the transferee, the transferor has decided to transfer their equity in Wenzhou Fuyouyuan Health Management Co., Ltd. to the transferee.

The following agreement is signed regarding the transfer of Wenzhou Fuyouyuan Health Management Co., Ltd.'s equity to the transferee:

1. The transferor will transfer 10% equity of RMB 2 million in Wenzhou Fuyouyuan Health Management Co., Ltd. to the transferee.

2. The consideration for this equity transfer is RMB 0 million, and the delivery method for the transfer price is cash.

3. The benchmark date for this equity transfer is February 23, 2023.

4. This equity transfer involves the unpaid subscribed capital, which shall be paid in full and on time by the transferee in accordance with the provisions of the articles of association.

5. After the transfer of equity, the transferor no longer enjoys the shareholder rights of the transferred equity or assumes the corresponding shareholder obligations; the transferee must assume such shareholder obligations while enjoying shareholder rights in accordance with this agreement.

6. This agreement shall come into effect from the date of signing.

Transferor: (signature, seal) /s/ Ye Linhui

Transferee: (signature, seal) /s/ Weng Yixiong

Wenzhou Lilong Logistics Service Co., Ltd

Legal representative of the company